UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 5, 2011
Date of Report (Date of earliest event reported)

CROSS BORDER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-52738	98-0555508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22610 US Highway 281 N., Suite 218 San Antonio, TX	78258
(Address of principal executive offices)	(Zip Code)

(210) 226-6700
Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      DEPARTURE OF CERTAIN OFFICERS; APPOINTMENT OF CERTAIN OFFICERS.

Departure of P. Mark Stark

Effective August 5, 2011, P. Mark Stark resigned from serving as the Company’s Principal Financial Officer, Secretary and Treasurer to pursue other business interests.

Appointment of Nancy S. Stephenson

On August 10, 2011, Nancy S. Stephenson was appointed as the Company’s Principal Accounting Officer, Secretary and Treasurer.  Ms. Stephenson is 57 years old and brings to the Company over thirty years of accounting experience, primarily in publicly traded companies in the energy business.   From March 2003 to February 2010, she served as Compliance Reporting Manager for TXCO Resources Inc., a public company not affiliated with Cross Border Resources, Inc.  As Compliance Reporting Manager, she assisted with the preparation of financial statements and was responsible for TXCO Resources, Inc.’s periodic reporting compliance with the Securities and Exchange Commission (the “SEC”).  Since March 2010, she has provided consulting services relating to periodic reporting with the SEC on a project basis for various companies.  Ms. Stephenson holds a BBA in Accounting from the University of Houston and is a Certified Public Accountant.

The Company will pay Ms. Stephenson a monthly salary of $10,000 per month.  Ms. Stephenson will receive no other cash or noncash compensation and no employee benefits other than four weeks of paid vacation annually.  Ms. Stephenson’s employment is at-will and not for any specified term.  Ms. Stephenson began providing consulting services to the Company in May 2011.  From that date until her appointment on August 10, 2011, the Company has paid or owes consulting fees to Ms. Stephenson equal to approximately $16,000 in the aggregate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSS BORDER RESOURCES, INC.

Date: August 11, 2011	By:	/s/ Everett Willard Gray II
Everett Willard Gray II
Chief Executive Officer and Chairman of the Board